Exhibit 3.141

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:27 PM 12/13/2012
FILED 03:24 PM 12/13/2012
SRV 121337056 - 5255671 FILE

CERTIFICATE OF FORMATION

OF

NRG HOME SOLUTIONS LLC

1.                                      Name: The name of the limited liability company is NRG Home Solutions LLC.

2.                                      Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Organizer: The name and address of the sole organizer of the limited liability company is Chrisoula Manoussakis, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Home Solutions LLC this 13th day of December, 2012.

/s/ Chrisoula Manoussakis
Chrisoula Manoussakis
Authorized Person